Exhibit 99.1

Cotiviti Announces First Quarter 2018 Results

Revenue of $219.0 million, up 37% over prior year period

Non-GAAP adjusted revenue of $172.5 million, up 8% over prior year period

Net income of $53.9 million, up 100% over prior year period

Net income per diluted share of $0.57

Non-GAAP adjusted net income per diluted share of $0.41

Non-GAAP adjusted EBITDA of $63.8 million, up 11% over prior year period

ATLANTA, GA, May 1, 2018. (BUSINESS WIRE) - Cotiviti Holdings, Inc. (NYSE:COTV) (“Cotiviti”), a leading provider of payment accuracy and analytics-driven solutions primarily focused on the healthcare industry, today announced financial results for the three months ended March 31, 2018.   Cotiviti will host a conference call on May 2, 2018 at 8:30 a.m. Eastern Time to discuss results.

“Our first quarter results reflect Cotiviti’s ongoing success in delivering significant client value,” said Doug Williams, Chief Executive Officer. “Revenue growth in the first quarter was positively impacted by a $46.6 million Medicare recovery audit contractor (RAC) refunds and appeals liability release.   Excluding the liability release, adjusted net revenue grew 8% reflecting 10% growth in our Healthcare segment driven by the retrospective line of business, and partially offset by an 8% decline in Global Retail.”

Williams continued, “We are very encouraged by the Healthcare revenue generation opportunities we are experiencing with existing clients through contracted scope expansions and cross sell opportunities. In the first quarter, we generated revenue from one new PCA cross sell.  As our clients implement and ramp their scope expansions, policy adoption and cross sells, we are well-positioned to have strong future top line growth for both prospective and retrospective solutions.”

“Adjusted EBITDA increased 11% in the quarter and drove notable margin expansion and cash generation.  This enabled us to continue to reduce our net debt leverage to 2.1x at March 31, 2018,” said Brad Ferguson, Chief Financial Officer. “Our strong leverage profile provides the financial flexibility to support ongoing investments in the business to fuel growth, potential mergers and acquisitions, and the opportunistic repurchase of shares under our share repurchase program.”

First Quarter 2018 Financial Results

•

Total revenue for the quarter increased 37% to $219.0 million, compared to $160.1 million in the first quarter a year ago.  The increase was primarily driven by a $46.6 million refunds and appeals liability release reflected in the RCA line of business.  The liability release was due to the expiration of our original Medicare RAC contract effective January 31, 2018 and based on management’s best estimate of any potential refunds and appeals liability remaining.

•

Excluding the liability release, adjusted net revenue grew 8% from the first quarter a year ago. Adjusted net revenue growth was driven by a 10% increase in the adjusted Healthcare segment revenue to $153.8 million. Healthcare benefitted from 13% growth in adjusted RCA revenue, partially offset by a 2% decline in PCA.

Total Global Retail revenue declined 8% compared to the same period a year ago, primarily a result of a difficult comparison due to large settlements recorded in the first quarter 2017.
•

Net income increased 100% to $53.9 million, or $0.57 per diluted share, compared to $27.0 million or $0.28 per diluted share in the prior year quarter.  First quarter net income was driven by higher revenue primarily from the $46.6 million original Medicare RAC liability release and the growth in our clinical chart validation solutions.

•	Non-GAAP adjusted EBITDA for the quarter was $63.8 million, an 11% increase from a year ago.
•	Non-GAAP adjusted net income for the quarter was $39.1 million, or $0.41 per diluted share, a 22% increase from a year ago.

2018 Guidance

Cotiviti’s updated full year 2018 guidance includes:

•	Total net revenue (including $46.6 million for Medicare RAC appeals release) in a range of $787 million to $807 million;
•	Adjusted net revenue[1] (excluding the Medicare RAC appeals release) in a range of $740 million to $760 million;
•	Net income in a range of $140 million to $155 million;
•	Adjusted EBITDA[1] in a range of $295 million to $310 million;
•	Estimated effective tax rate of approximately 25%, excluding the impact of stock option exercises, restricted stock units and non-deductible stock-based compensation; and
•	Fully diluted weighted average shares of approximately 96 million, excluding any future share repurchases.

1.

Adjusted Net Revenue, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share are non-GAAP financial measures.  For an explanation of these as measures of the Company’s operating performance, refer to the reconciliation in “Non-GAAP Financial Measures.”

Conference Call Information

To participate in the conference call on May 2, domestic callers can dial (877) 883-0383 and international callers can dial (412) 902-6506 and provide the following conference passcode: 3845310.  A webcast of the call will be accessible on the Investor page of Cotiviti’s website at http://investors.cotiviti.com.

Supplemental Financial Information

Supplemental financial information that is not part of this press release is available on the Investor page of Cotiviti’s website at http://investors.cotiviti.com.

About Cotiviti

Cotiviti is a leading provider of payment accuracy and analytics-driven solutions that helps payers, other risk-bearing healthcare organizations and retailers achieve their business objectives. Through a combination of analytics, technology and deep industry expertise, our solutions create insights that unlock value from the complex interactions between clients and their stakeholders. Cotiviti serves a majority of the top 25 U.S. healthcare payers and a majority of the top 10 U.S. retailers. Cotiviti’s passion for creating unique client value drives our focus – Analytics. Insight. Value.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. These statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our inability to successfully leverage our existing client base by expanding the volume of claims reviewed and cross-selling additional solutions; our clients declining to renew their agreements with us or renewing at lower performance fee levels; our failure to innovate and develop new solutions for our clients; delays in implementing our solutions; our failure to maintain or upgrade our operational platforms; inability to develop new clients; improvements to healthcare claims and retail billing processes reducing the demand for our solutions or rendering our solutions unnecessary; loss of a large client; early termination provisions in our contracts; our failure to accurately estimate the factors upon which we base our contract pricing; our inability to manage our relationships with information suppliers, software vendors or utility providers; our inability to protect our intellectual property rights, proprietary technology, information, processes and know-how; our inability to execute our business plans including our inability to manage our growth; our inability to successfully integrate and realize synergies from any future acquisitions or strategic partnerships; our inability to realize the book value of intangible assets; our being required to pay significant refunds to CMS under our Medicare RAC contracts or significant changes to the Medicare RAC program; declines in contracts awarded through competitive bidding or our inability to re-procure contracts through the competitive bidding process; our success in attracting and retaining qualified employees and key personnel; our inability to expand our retail business; fluctuations in our results of operations; our failure to maintain effective internal controls; litigation, regulatory or dispute resolution proceedings, including claims or proceedings related to intellectual property infringements or claims not covered by insurance; healthcare spending fluctuations; consolidation among healthcare payers or retailers; slow development of the healthcare payment accuracy market; negative publicity concerning the healthcare payment industry or patient confidentiality and privacy; significant competition for our solutions; risks associated with international operations; general economic, political and market forces and dislocations beyond our control; variations in our revenue between reporting periods due to timing issues; our failure to comply with applicable federal, state, local and international privacy, security and data laws, regulations and standards; changes in regulations governing healthcare administration and policies, including governmental restrictions on the outsourcing of functions such as those that we provide; changes in tax laws and rules or in their interpretation or enforcement; the timing and magnitude of shares purchased under our share repurchase program; risks related to our substantial indebtedness and holding company structure; volatility in bank and capital markets; and provisions in our amended and restated certificate of incorporation. Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

The Company defines Adjusted Net Revenue as total net revenue less non-recurring revenue such as the Medicare RAC refunds and appeals release.  The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest expense, other non-operating (income) expense such as foreign currency translation, income tax expense (benefit), transaction-related expenses and other, stock-based compensation and the adjustment related to the original Medicare RAC contract.  The Company defines Adjusted Net Income and Adjusted Net Income per Diluted Share as net income adjusted for non-cash and other non-recurring items.

Management believes Adjusted Net Revenue is useful because it provides supplemental information about non-recurring revenue that is one-time in nature and should not be considered in run rate revenue expectations.  Management believes Adjusted EBITDA is useful because it provides meaningful supplemental information about our operating performance and facilitates period-to-period comparisons without regard to our financing methods, capital structure or other items that we believe are not indicative of our ongoing operating performance.  Management believes Adjusted Net Income is useful because it provides meaningful supplemental information about our operating performance and facilitates period-to-period comparisons without regard to non-cash expenses and other items that are one-time in nature.  In order to assure that all investors have access to similar data the Company has determined that it is appropriate to provide these non-GAAP financial measures.  Management believes we are enhancing investors’ understanding of our business and our results of operations, as well as assisting them in evaluating how well we are executing our strategic initiatives.  Adjusted EBITDA and Adjusted Net Income are intended as supplemental measures of our performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles, or GAAP.  Adjusted EBITDA and Adjusted Net Income are not determined in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP.

Cotiviti Holdings, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$189,297	$165,518
Restricted cash	13,941	11,383
Accounts receivable, net of allowance for doubtful accounts of $17 and $176 at March 31, 2018 and December 31, 2017, respectively; and net of estimated allowance for refunds and appeals of $43,690 and $35,434 at March 31, 2018 and December 31, 2017, respectively	73,509	83,756
Prepaid expenses and other current assets	19,758	15,314
Total current assets	296,505	275,971
Property and equipment, net	81,684	77,340
Goodwill	1,251,549	1,251,364
Intangible assets, net	477,630	492,040
Other long-term assets	3,248	2,514
TOTAL ASSETS	$2,110,616	$2,099,229
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$19,563	$18,000
Customer deposits	13,941	11,383
Accounts payable and accrued other expenses	30,259	25,906
Accrued compensation costs	28,006	42,725
Estimated liability for refunds and appeals	9,367	61,607
Total current liabilities	101,136	159,621
Long-term liabilities:
Long-term debt	744,070	749,618
Other long-term liabilities	5,819	5,474
Deferred tax liabilities	88,900	83,048
Total long-term liabilities	838,789	838,140
Total liabilities	939,925	997,761
Commitments and contingencies
Stockholders' equity:
Common stock ($0.001 par value; 600,000,000 shares authorized, 92,941,484 and 92,299,294 issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	93	92
Additional paid-in capital	948,247	933,710
Retained earnings	226,597	172,120
Accumulated other comprehensive loss	(4,246)	(4,454)
Total stockholders' equity	1,170,691	1,101,468
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,110,616	$2,099,229

Cotiviti Holdings, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited, in thousands except per share data)

	Three Months Ended
	March 31,
	2018	2017
Net revenue	$219,034	$160,133
Cost of revenue (exclusive of depreciation and amortization, stated separately below):
Compensation	58,092	56,288
Other costs of revenue	6,473	6,686
Total cost of revenue	64,565	62,974
Selling, general and administrative expenses (exclusive of depreciation and amortization, stated separately below):
Compensation	35,180	24,693
Other selling, general and administrative expenses	18,766	16,879
Total selling, general and administrative expenses	53,946	41,572
Depreciation and amortization of property and equipment	7,242	5,575
Amortization of intangible assets	14,396	15,199
Transaction-related expenses	214	731
Total operating expenses	140,363	126,051
Operating income	78,671	34,082
Other expense (income):
Interest expense	9,177	8,421
Other non-operating (income) expense	(335)	(453)
Total other expense (income)	8,842	7,968
Income before income taxes	69,829	26,114
Income tax expense (benefit)	15,902	(861)
Net income	$53,927	$26,975
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	208	57
Change in fair value of derivative instruments	—	(62)
Total other comprehensive income (loss)	208	(5)
Comprehensive income	$54,135	$26,970

Earnings per share:
Basic	$0.58	$0.30
Diluted	0.57	0.28

Cotiviti Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$53,927	$26,975
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	5,758	1,877
Depreciation and amortization	21,638	20,774
Stock-based compensation expense	8,646	2,083
Amortization of debt issuance costs	515	645
Accretion of asset retirement obligations	51	48
Changes in operating assets and liabilities:
Accounts receivable	10,247	5,663
Other assets	(5,209)	(2,612)
Accrued compensation	(14,719)	(29,210)
Accounts payable and accrued other expenses	5,515	(841)
Estimated liability for refunds and appeals	(52,240)	(774)
Other long-term liabilities	338	247
Other	249	(303)
Net cash provided by operating activities	34,716	24,572
Cash flows from investing activities:
Expenditures for property and equipment	(12,385)	(9,660)
Net cash used in investing activities	(12,385)	(9,660)
Cash flows from financing activities:
Proceeds from issuance of common stock under equity plans	5,923	7,360
Repayment of debt	(4,500)	(4,500)
Net cash provided by financing activities	1,423	2,860
Effect of foreign exchanges on cash and cash equivalents	25	51
Net increase in cash, cash equivalents and restricted cash	23,779	17,823
Cash, cash equivalents and restricted cash at beginning of period	165,518	110,635
Cash, cash equivalents and restricted cash at end of the period	$189,297	$128,458
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,030	$649
Cash paid for interest	7,900	7,587
Noncash investing activities (accrued property and equipment purchases)	4,750	6,738

Reconciliation of Net Revenue to Adjusted Net Revenue

	Three Months Ended
	March 31,		Percent
(unaudited, in thousands)	2018	2017	Change
Net revenue	$219,034	$160,133	37%
Original Medicare RAC contract adjustment(a)	46,556	—	NM
Adjusted net revenue	$172,478	$160,133	8%

(a)

Revenue includes $46,556 during the three months ended March 31, 2018 related to the release of the estimated liability for refunds and appeals under our original Medicare RAC contract, which expired on January 31, 2018. This amount was previously recorded as a reduction to revenue in prior periods during the contract term.

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended
	March 31,		Percent
(unaudited, in thousands)	2018	2017	Change
Net income	$53,927	$26,975	100%
Adjustments to net income:
Depreciation and amortization	21,638	20,774	4%
Interest expense	9,177	8,421	9%
Other non-operating (income) expense(a)	(335)	(453)	(26)%
Income tax expense (benefit)	15,902	(861)	NM
Transaction-related expenses and other(b)	214	731	(71)%
Stock-based compensation(c)	8,646	2,083	315%
Original Medicare RAC contract adjustment(d)	(45,351)	—	NM
Adjusted EBITDA	$63,818	$57,670	11%
% of adjusted revenue	37.0%	36.0%

(a)

Represents other non-operating (income) expense that consists primarily of interest income and gains and losses on transactions settled in foreign currencies. Income received for certain sub-leases is included herein.

(b)	Represents transaction-related expenses primarily associated with our secondary offerings as well as certain corporate development activity.
(c)

Represents expense related to equity incentive awards granted to certain employees, officers and non-employee directors as long-term incentive compensation and restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

(d)

Represents the release of the estimated liability for refunds and appeals and related expense, under our original Medicare RAC contract, which expired on January 31, 2018. The gross revenue impact of $46,556 was previously recorded as a reduction to revenue in prior periods during the contract term.

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended
	March 31,		Percent
(unaudited, in thousands)	2018	2017	Change
Net income	$53,927	$26,975	100%
Adjustments to net income:
Amortization of acquired intangible assets - non tax deductible	11,377	10,402	9%
Amortization of acquired intangible assets - tax deductible	3,019	4,797	(37)%
Transaction-related expenses and other(a)	214	731	(71)%
Stock-based compensation - non tax deductible(b)	5,767	—	NM
Stock-based compensation - tax deductible(c)	2,879	2,083	38%
Tax effect of above adjustments(d)	(1,474)	(2,615)	(44)%
Tax benefit related to equity awards	(2,600)	(10,422)	(75)
Original Medicare RAC contract adjustment, net of tax(e)	(34,013)	—	NM
Adjusted Net Income	$39,096	$31,951	22%

Weighted average shares of common stock - Diluted (000s)	95,252	94,905	NM

Adjusted Net Income per diluted share	$0.41	$0.34	21%

(a)	Represents transaction-related expenses primarily associated with our secondary offerings as well as certain corporate development activity.
(b)

Represents expense related to restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

(c)

Represents expense related to equity incentive awards granted to certain employees, officers and non‑employee directors as long‑term incentive compensation. We recognize the related expense for these awards ratably over the vesting period.

(d)

This line represents the tax impact of the amortization of acquired intangible assets - tax deductible and stock-based compensation – tax deductible. The tax rate assumed is 25% and 38% for the three months ended March 31, 2018  and 2017, respectively.

(e)

Represents the release of the estimated liability for refunds and appeals and related expense, net of tax, under our original Medicare RAC contract, which expired on January 31, 2018. The gross revenue impact of $46,556 was previously recorded as a reduction to revenue in prior periods during the contract term.

Adjusted EBITDA 2018 Guidance Reconciliation

(unaudited, in millions)

	2018 Guidance Range
	Low	High
Net income(a)	$140	$155
Adjustments to net income:
Depreciation and amortization	90	90
Interest expense	45	40
Other non-operating (income) expense(b)	(2)	(3)
Income tax expense(c)	37	43
Stock-based compensation(d)	30	30
Original Medicare RAC contract adjustment(e)	(45)	(45)
Adjusted EBITDA	$295	$310

(a)	Net income reflects the impact of the release of the estimated liability for refunds and appeals and related expense, under our original Medicare RAC contract, which expired on January 31, 2018.
(b)

Represents other non-operating (income) expense that consists primarily of interest income and gains and losses on transactions settled in foreign currencies. Income received for certain sub-leases is included herein.

(c)

Income tax expense for 2018 assumes an effective tax rate of approximately 25% excluding the impact of the benefit related to stock option exercises, restricted stock units and non-deductible stock-based compensation.

(d)

Represents expense related to equity incentive awards granted to certain employees, officers and non-employee directors as long-term incentive compensation and restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

(e)

Represents the release of the estimated liability for refunds and appeals and related expense,  under our original Medicare RAC contract, which expired on January 31, 2018. The gross revenue impact of $46,556 was previously recorded as a reduction to revenue in prior periods during the contract term.

Investor and Media Contact

Cotiviti Holdings, Inc.

Jennifer DiBerardino

Vice President, Investor Relations

203-642-0718

Investor.Relations@Cotiviti.commailto:Investor.relations@cotiviti.com

Media@Cotiviti.com